Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statements on Form S-3 (Nos. 333-180977, 333-181320 and 333-181738) and Form S-8 (Nos. 333-135971, 333-152276 and 333-177205) of Elephant Talk Communications Corp. of our report dated March 30, 2016 relating to our audit of the consolidated financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), which appears in this Annual Report on Form 10-K of Elephant Talk Communications Corp. for the year ended December 31, 2015.

/s/ Squar Milner, LLP (formerly Squar Milner, Peterson, Miranda & Williamson, LLP)

Los Angeles, California

March 30, 2016